EXHIBIT 1-A 11.1

CONSENT OF INDEPENDENT AUDITORS’

We consent to the use in this Offering Statement pursuant to Regulation A on Form 1-K of our report dated May 14, 2020, relating to the consolidated financial statements of Chemesis International Inc. for the year ended June 30, 2019.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Professional Accountants

May 18, 2020

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Regulation A Offering Statement (Form 1-A) of Chemesis International Inc. of our report dated November 6, 2018, relating to the consolidated financial statements of 1145411 BC Ltd. as at June 30, 2018 and for the period from incorporation on December 15, 2017 to June 30, 2018.

CHARTERED PROFESSIONAL ACCOUNTS
Vancouver, Canada
May 18, 2020